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                             STOCKHOLDERS AGREEMENT



                            Dated as of July 27, 2000



                                      among


                                STYLECLICK, INC.

                                 USANI SUB LLC,

                               USA NETWORKS, INC.,

                               STYLECLICK.COM INC.

                                       and

                          THE STOCKHOLDERS NAMED HEREIN


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

         STOCKHOLDERS AGREEMENT ("AGREEMENT"), dated as of July 27, 2000, by and among Styleclick, Inc., a Delaware corporation (the "COMPANY"), USANi Sub LLC, a Delaware limited liability company ("PARENT"), USA Networks, Inc., a Delaware corporation ("USAI"), Styleclick.com Inc., a California corporation ("STYLECLICK"), and Joyce Freedman, Lee Freedman and Maurizio Vecchione (each, an "INDIVIDUAL STOCKHOLDER" and, collectively with Parent and USAi, the "PRINCIPAL STOCKHOLDERS").

         WHEREAS, the Company, Parent and Internet Shopping Network LLC, a Delaware limited company ("ISN"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of March 23, 2000 (the "MERGER AGREEMENT"), which provides for, among other things, the mergers (the "MERGERS") of Styleclick and ISN with separate wholly owned subsidiaries of the Company;

         WHEREAS, after giving effect to the Closing (as defined in the Merger Agreement), (i) Parent and USAi will own shares of Class B Common Stock, par value $.01 per share, of the Company (the "CLASS B COMMON STOCK"), (ii) USAi will own warrants exercisable for shares of Class B Common Stock and (iii) each Individual Stockholder will own shares of Class A Common Stock, par value $.01 per share, of the Company (the "CLASS A COMMON STOCK" and, collectively with the Class B Common Stock, the "COMMON STOCK") and options exercisable for Class A Common Stock; and

         WHEREAS, the parties desire to establish certain terms and conditions concerning the corporate governance of the Company after the Closing and the disposition of Equity Securities (as defined below) held by each party.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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                                                                               2

         "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3, as in effect on the date hereof, promulgated under the Exchange Act; "BENEFICIALLY OWNED," "OWNED BENEFICIALLY" and like terms shall have correlative meanings.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company as constituted from time to time.

         "BUSINESS DAY" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the New York Stock Exchange is closed.

         "CLOSING PRICE" means for any trading day, the last sale price of shares of Class A Common Stock as reported by the NASDAQ or by the principal national securities exchange on which the Class A Common Stock is then traded, or if no such sale takes place on such day, the average of the highest reported bid and lowest reported asked prices for such day.

         "BY-LAWS" means the By-Laws of the Company as in effect after giving effect to the Closing, as such By-Laws may be amended from time to time.

         "EXCHANGE ACT" means the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXTRAORDINARY TRANSACTION" means (i) any sale or other disposition of all or substantially all of the assets of the Company to Parent or any Affiliate of Parent other than to one or more wholly-owned subsidiaries of the Company,
(ii) any merger or similar business combination with or into Parent or any Affiliate of Parent other than a merger in which the outstanding Class A Common Stock of the Company is not affected thereby and (iii) any corporate reorganization or similar transaction which would have the effect of causing the Class A Common Stock of the Company either to be held of record by less than 300 Persons, or to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system.

         "EQUITY SECURITIES" means the Common Stock and any options or warrants to acquire Common Stock.

         "FREEDMANS" means Joyce Freedman and/or Lee Freedman.

         "FULLY-DILUTED BASIS" means, with respect to any Individual Stockholder, the aggregate number of shares of Common Stock that would be beneficially owned by such Individual Stockholder assuming all Equity Securities

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                                                                               3

beneficially owned by such Individual Stockholder were converted, exercised or exchanged into or for Common Stock in accordance with the terms of such Equity Security, without regard to restrictions as to the date or time at which such Equity Security may be converted, exercised or exchanged.

         "MAJORITY VOTE OF THE INDIVIDUAL STOCKHOLDERS" means, as of any date, the approval of the Individual Stockholders owning Equity Securities representing at least a majority of the combined voting power of all outstanding Equity Securities of the Company ordinarily entitled to vote in the election of directors that are held by all of the Individual Stockholders determined on a Fully-Diluted Basis.

         "NON-EMPLOYEE DIRECTOR" means a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

         "PERMITTED TRANSFER" means any Transfer pursuant to Section 3.2 or
Section 3.3.

         "PERMITTED TRANSFEREE" means any transferee in a Permitted Transfer.

         "PERSON" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, asso ciation, trust, limited liability company, unincorporated organization, estate, trust or other entity.

         "REGISTRATION EXPENSES" means all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, Section 3.3(c) of this Agreement, including (a) SEC, stock exchange and NASD registration and filing fees, (b) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company.

         "REGISTRABLE SECURITIES" means each of the following: (a) any shares of Class A Common Stock held of record by the Freedmans and (b) any shares of Class A Common Stock issued or issuable in respect of shares of Class A Common Stock issued, issuable or held pursuant to clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

         "SEC" means the Securities and Exchange Commission.

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                                                                               4

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SIGNIFICANT STOCKHOLDER" means any stockholder of the Company that, together with its Affiliates, beneficially owns Equity Securities representing more than 50% of the combined voting power of all outstanding Equity Securities of the Company ordinarily entitled to vote in the election of directors.

         "SUBSIDIARY" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

         "TRANSFER" means any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any interests; PROVIDED that a conversion or exercise of Equity Securities into or in exchange for Common Stock shall not be deemed to be a Transfer; "TRANSFEROR" and "TRANSFEREE" have correlative meanings.

         "VECCHIONE" means Maurizio Vecchione.

         "VECCHIONE EMPLOYMENT AGREEMENT" means the Employment Agreement, dated as of July 27, 2000, between Vecchione and the Company.

                                    ARTICLE I

                               BOARD OF DIRECTORS

         Section 1.1 REPRESENTATION. From and after the Closing, each Principal Stockholder shall vote or act by written consent with respect to all Equity Securities that it is entitled to vote and shall use its best efforts to, and the Company shall take all reasonable actions within its control to, cause (i) the authorized number of directors of the Board of Directors (the "AUTHORIZED NUMBER") to be established at eleven (11) or such other number of directors as may be agreed to by Parent and a Majority Vote of the Individual Stockholders and (ii) the election to the Board of Directors of (A) six (6) directors, each designated by Parent (collectively, the "PARENT DIRECTORS" and each an "PARENT DIRECTOR") (B) two (2) directors, each designated by a Majority Vote of the Individual Stockholders (collectively, the "STOCKHOLDER DIRECTORS" and each a

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                                                                               5

"STOCKHOLDER DIRECTOR") and (C) three (3) directors, who shall be Non-Employee Directors appointed by the Board of Directors (collectively, the "OUTSIDE DIRECTORS" and each an "OUTSIDE DIRECTOR").

         Section 1.2 INITIAL COMPOSITION; REMOVAL AND APPOINTMENT OF DIRECTORS. Effective at the Closing, the persons designated as such by Parent shall become the initial Parent Directors; the persons designated as such by the Individual Stockholders shall be the initial Stockholder Directors and the persons designated as such by Parent shall become the initial Outside Directors. Parent shall be entitled at any time and for any reason (or for no reason) to designate one or more Parent Directors for removal, and a Majority Vote of the Individual Stockholders shall be entitled at any time and for any reason (or for no reason) to designate one or more Stockholder Directors for removal. Outside Directors may only be removed in accordance with the By-laws. If, at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any Parent Director, Stockholder Director or Outside Director, each party shall, as promptly as practicable, take such action as is reasonably necessary, including the voting of its Equity Securities, to elect a director or directors designated in accordance with Section 1.1 hereof to fill such vacancy or vacancies. Each party agrees that it will vote or execute a written consent with respect to all Equity Securities as to which it is entitled to vote to effectuate the intent of this Section 1.2.

                                   ARTICLE II

                           EXTRAORDINARY TRANSACTIONS

         From and after the Closing, the Company shall not effect any Extraordinary Transaction unless, prior to the consummation of such Extraordinary Transaction, a special committee (the "SPECIAL COMMITTEE") of the Board of Directors comprised solely of directors other than the Parent Directors shall have (a) approved the terms and conditions of the Extraordinary Transaction and shall have recommended that the stockholders of the Company vote in favor thereof and (b) received from a nationally recognized investment banking firm a written opinion addressed to the Special Committee, for inclusion in the proxy statement to be delivered to the stockholders, substantially to the effect that the Extraordinary Transaction is fair to the Company's stockholders (other than any Significant Stockholder) from a financial point of view.

                                   ARTICLE III

                                 RESTRICTIONS ON
                          TRANSFER OF EQUITY SECURITIES

         Section 3.1 GENERAL RESTRICTIONS. Except as otherwise permitted in this
Article III, (i) Parent and USAi shall not directly or indirectly Transfer any Equity Securities of the Company for a period of 18 months following the Closing and (ii) none of the Individual Stockholders shall directly or indirectly Transfer any Equity Securities of the Company for a period of six months following the Closing. Any attempt to Transfer Equity Securities or any rights thereunder in violation of this Section 3.1 shall be null and void AB INITIO and the Company shall not register any such Transfer. Without limiting the generality of the foregoing, the rights of the parties hereunder are personal to them and, other than pursuant to a Permitted Transfer in compliance with the provisions of this Agreement, no party shall enter (and such party shall prevent its Affiliates from entering) into any agreement, arrangement or understanding, written or oral, pursuant to which it shall transfer, or otherwise grant to or provide any Person, directly or indirectly, any of its rights or interests under this Agreement. Prior to any Permitted Transfer pursuant to Section 3.2(b),
Section 3.2(d) or Section 3.3(b), the Permitted Transferee thereof shall execute and deliver to the Company an agreement by which it shall become a party to and be bound by the applicable terms and provisions of this Agreement, in form and substance reasonably satisfactory to the Company.

         Section 3.2 PERMITTED TRANSFERS. Except as otherwise specified herein, the provisions of Section 3.1 shall not apply to the following Transfers:

                  (a) any Transfer of Equity Securities of the Company by Parent, USAi or any of their respective controlled Affiliates (each a "USAI PARTY") other than pursuant to open-market brokered transactions pursuant to Rule 144 of the Securities Act or registered public secondary offerings; PROVIDED that any transferee that becomes a Significant Stockholder shall execute and deliver to the Company an agreement by which it shall become bound by the applicable terms and provisions of Article II;

                  (b) any Transfer by any USAi Party to or among another USAi Party;

                  (c) any Transfer by a Principal Stockholder to another Principal Stockholder;

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                                                                               7

                  (d) any Transfer of Equity Securities by an Individual Stockholder to a member of such Individual Stockholder's immediate family, which shall include his or her spouse, siblings, children or grandchildren ("FAMILY MEMBERS") or to a trust, corporation, partnership or limited liability company all of Equity Securities of which are beneficially and exclusively owned by such Individual Stockholder or one or more Family Members of such Individual Stockholder; PROVIDED, THAT, if any Permitted Transferee of an Individual Stockholder to whom Equity Securities have been transferred pursuant to this clause (d) ceases to be a Permitted Transferee of such Individual Stockholder pursuant to this clause (d), then prior to any event, circumstance or occurrence causing such cessation such Equity Securities shall be transferred to such Individual Stockholder (or a Person that would otherwise be a Permitted Transferee of such Individual Stockholder pursuant to this Section 3.2(d) following such event, circumstance or occurrence);

                  (e) any Transfer by an Individual Stockholder with respect to which Parent has provided its express written consent, or any Transfer by a USAi Party which has been expressly approved by a Majority Vote of the Individual Stockholders.

                  (f) any Transfer by Vecchione following termination of his employment (i) by the Company without Cause (as defined in the Vecchione Employment Agreement) or (ii) by Vecchione with Good Reason (as defined in the Vecchione Employment Agreement).

         Section 3.3 FREEDMAN TRANSFERS AND OTHER MATTERS.

                  (a) PUBLIC SALES. Except as otherwise specified herein, the provisions of Section 3.1 shall not apply to any Transfer by the Freedmans that:

                           (i) is made pursuant to Rule 145 of the Securities
Act;

                           (ii) has an aggregate sale price that, when combined
with all other Transfers by the Freedmans pursuant to this Article III, does not exceed $5 million;

                           (iii) has a sale price per share that is not less
than 102% of the average Closing Price for the five trading days immediately preceding the date of the Transfer;

                           (iv) when combined with all other Transfers by the
Freedmans pursuant to this Article III (other than pursuant to Section 3.3(b)) during the

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                                                                               8

20 trading days immediately preceding the date of the Transfer, does not exceed 200,000 shares of Class A Common Stock; and

                           (v) when combined with all other Transfers by the
Freedmans pursuant to this Article III (other than pursuant to Section 3.3(b)) during the same trading day, does not exceed 25,000 shares of Class A Common Stock; PROVIDED that this clause (v) shall only apply if the sale price per share with respect to such Transfer is less than the Closing Price on the previous trading day.

                  (b) PRIVATE SALES. Except as otherwise specified herein, the provisions of Section 3.1 shall not apply to any privately-negotiated Transfer by the Freedmans; PROVIDED that the Permitted Transferee thereof shall execute and deliver to the Company an agreement by which it shall become a party to and be bound by the applicable terms and provisions of this Article III, in form and substance reasonably satisfactory to the Company.

                  (c) REGISTRATION RIGHTS. If, at any time prior to the six month anniversary of the Closing, the Company proposes to file a registration statement under the Act with respect to an offering by the Company of any class of security (other than a registration statement on Form S-4 or otherwise in connection with a business combination or Form S-8 (or any successor forms thereto)) under the Securities Act, then the Company shall give written notice of such proposed filing to the Freedmans at least ten (10) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) and offer the Freedmans the opportunity to register the number of securities as they may request. If the Freedmans request to participate in such offering, the Company shall use its reasonable best efforts to cause the managing underwriter or underwriters of an underwritten offering proposed by the Company (the "COMPANY UNDERWRITER") to permit them to include the Registrable Securities held by them in such offering on the same terms and conditions as the securities of the Company included therein. Notwithstanding the foregoing, (i) if the Company Underwriter determines that the total amount of securities which are proposed to be included in such offering (the "TOTAL SECURITIES") is sufficiently large so as to have a material adverse effect on the distribution of the Total Securities, then the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in (or during the time of) such offering, FIRST all securities of the Company to be sold for its own account and SECOND such Registrable Securities requested by any stockholder of the Company who has requested that such shares be included in such registration as part of a demand or piggy-back registration pro rata (based on the number of securities owned by such stockholders and, with respect to which, such stockholders have been granted registration rights). The Company shall bear all Registration Expenses in connection

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                                                                               9

with any registration pursuant to this Section 3.3. Participation by the Freedmans in any registration effected pursuant to Section 3.3(c) shall be subject to the Freedmans agreeing to enter into customary underwriting agreements and shall be subject to such other terms and conditions of the type to which USAi and Parent are subject to pursuant to the Registration Rights Agreement between the Company and such parties.

                  (d) CONFIDENTIALITY OBLIGATIONS. The Freedmans hereby agree that any and all information regarding any Transfer by them, or any intent to Transfer, shall be kept confidential and not publicly disclosed, except as may be required under applicable law.

                  (e) EMPLOYMENT AGREEMENTS. On the sixth month anniversary of the Closing, all employment agreements between Styleclick and/or any of its Affiliates, on the one hand, and Joyce Freedman or Lee Freedman, on the other hand, shall automatically terminate and be of no force and effect without any obligation or liability on the part of Styleclick and/or its Affiliates notwithstanding the terms of such agreements.

         Section 3.4 PERMITTED VECCHIONE TRANSFERS. Except as otherwise specified herein, the provisions of Section 3.1 shall not apply to any Transfer by Vecchione that:

                           (i) is made pursuant to Rule 145 of the Securities
Act; and

                           (ii) when combined with all other Transfers by
Vecchione pursuant to this Article III, does not exceed 50,000 shares of Class A Common Stock.

         Section 3.5 HOLDBACK. If and to the extent requested by the managing underwriter in an underwritten public offering of Equity Securities by the Company, each Principal Stockholder agrees not to effect any public sale or distribution of any Equity Securities of the Company during the 90-day period (or such other period as may reasonably be requested by the Company's underwriters) beginning on the effective date of the registration statement in respect of such underwritten offering by the Company (except as part of such registered offering).

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                                                                              10

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.1 NOTICES. All notices, requests and other communications to any party hereunder (including notices to directors pursuant to Article I) shall be in writing and shall be given (and shall be deemed to have been given upon receipt) if delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.1):

                  if to the Company, to:

                           Styleclick, Inc.
                           5105 West Goldleaf Circle
                           Los Angeles, CA 90056
                           Attention:    General Counsel
                           Facsimile:    [__________]

                  if to Parent, to:

                           USANi Sub LLC
                           c/o USA Networks, Inc.
                           152 West 57th Street
                           New York, NY 10019
                           Attention:    General Counsel
                           Facsimile:    (212) 314-7329

                  if to USAi, to:

                           USA Networks, Inc.
                           152 West 57th Street
                           New York, NY 10019
                           Attention:    General Counsel
                           Facsimile:    (212) 314-7329

                  if to an Individual Stockholder, to such Individual Stockholder's last known address, as reflected on the records of the Company.

         Section 4.2 AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, USAi and a Majority Vote of the Individual Stockholders, or in the case of a waiver, by (i) Parent if the waiver is to be effective against Parent, (ii) USAi if the waiver is to be effective against USAi or (iii) a Majority Vote of the Individual Stockholders if the waiver is to be effective against the Individual Stockholders.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 4.3 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement; PROVIDED that each of Parent and USAi may assign, delegate or transfer any of their respective rights or obligations under this Agreement in connection with a transfer of Equity Securities permitted hereunder.

         Section 4.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         Section 4.5 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

         Section 4.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

         Section 4.7 SPECIFIC PERFORMANCE. The parties hereto (and any person who agrees to be bound hereby pursuant to the terms hereof) acknowledge and agree that their respective remedies at law for a breach or threatened breach of any of the

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                                                                              12

provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by any other party (or any of such persons) of the provisions of this Agreement, in addition to any remedies at law, they shall, respectively, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         Section 4.8 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 4.9 TERMINATION. This Agreement shall terminate on the earlier of (a) the third anniversary of the date hereof, (b) the date on which the Individual Stockholders (together with any transferees in accordance with Sections 3.2(d) and (e)) collectively cease to beneficially own, on a Fully-Diluted Basis, at least 66 2/3% of the Equity Securities of the Company beneficially owned, on a Fully-Diluted Basis, by all Individual Stockholders at the Effective Time of the Mergers or (c) the date on which Parent and USAi (together with any transferees in accordance with Section 3.2(b)) collectively cease to beneficially own, on a Fully Diluted Basis, at least 66 2/3% of the Equity Securities owned, on a Fully Diluted Basis, by USAi and Parent at the Effective Time of the Mergers.

         Section 4.10 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties hereto or sets of circumstances shall not be affected, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

                                     [Signature Page for Stockholders Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                   STYLECLICK, INC.


                                   By:  /s/ Deirdre Stanley
                                        ---------------------------------------
                                        Name:  Deirdre Stanley
                                        Title: Vice President


                                   USANI SUB LLC


                                   By:  /s/ Dara Khosrowshahi
                                        ---------------------------------------
                                        Name:  Dara Khosrowshahi
                                        Title: Vice President


                                   USA NETWORKS, INC.


                                   By:  /s/ Dara Khosrowshahi
                                        ---------------------------------------
                                        Name:  Dara Khosrowshahi
                                        Title: Executive Vice President,
                                               Operations and Strategic Planning


                                   STYLECLICK.COM INC.


                                   By:  /s/ Maurizio Vecchione
                                        ---------------------------------------
                                        Name:  Maurizio Vecchione
                                        Title: President and Co-CEO


                                        /s/ Joyce Freedman
                                        ---------------------------------------
                                        Joyce Freedman


                                        /s/ Maurizio Vecchione
                                        ---------------------------------------
                                        Maurizio Vecchione

                                                                              14
                                        /s/ Lee Freedman
                                        ---------------------------------------
                                        Lee Freedman